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                                                                    Exhibit 99.1
March 15, 2002


PricewaterhouseCoopers, LLP
1177 Avenue of the Americas
New York, NY 10036

In connection with your examination of our assertion that Chase Manhattan Mortgage Corporation and its subsidiaries (the "Company") complied with the minimum servicing standards in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") exclusive of standards I.4., III.3., III.4., V.3. and V.4., (collectively the "Applicable Standards") solely for the purpose of servicing the home equity loans underlying the Revolving Home Equity Loan Asset Backed Certificate Series 1995-1 (the "Agreement") as of and for the year ended December 31, 2001, we recognize that obtaining representations from us concerning the information contained in this letter is a significant procedure in enabling you to express an opinion on management's assertion about compliance with the minimum servicing standards. Accordingly, we make the following representations regarding servicing of loans underlying the Agreement, which are true to the best of our knowledge and belief in all material respects:

1. We are responsible for complying with the Applicable Standards. As these loans are open ended home equity loans, rather than first mortgage loans, certain USAP minimum servicing standards relating to escrows however are not applicable. Specifically these include USAP minimum servicing standards I.4., III.3., III.4., V.3. and V.4.

2. We are responsible for establishing and maintaining an effective internal control over compliance with the Applicable Standards.

3. We have performed an evaluation of the Company's compliance with the Applicable Standards.

4. As of and for the year ended December 31, 2001, the Company has complied with the Applicable Standards as they relate to the loans underlying the Agreement except for the instances of noncompliance discussed in management's assertion at Exhibit 1. We make no assertion regarding our compliance with minimum servicing standards as they relate to first mortgage loans that are not related to the Agreement.

5.    We have disclosed to you all known noncompliance with the Applicable
      Standards.

6. We have made available to you all documentation related to compliance with the Applicable Standards.

7. We have disclosed any communications from regulatory agencies, internal auditors, and other practitioners concerning possible noncompliance with the Applicable Standards, including communications received between December 31, 2001 and March 15, 2002.


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8.    We have disclosed to you any known noncompliance with the Applicable
      Standards occurring subsequent to December 31, 2001 through the date of this letter.


/s/ John Barren
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John Barren
Senior Vice President and Controller
Chase Manhattan Mortgage Corporation


/s/ Lucy P. Gambino
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Lucy P. Gambino
Vice President of Risk Management
Chase Manhattan Mortgage Corporation